As filed with the Securities and Exchange Commission on May 20, 2016

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LIBERTY BROADBAND CORPORATION
 (Exact name of Registrant as specified in its charter)

12300 Liberty Boulevard Englewood, Colorado 80112
Delaware	(720) 875-5700	47-1211994
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Richard N. Baer, Esq.
Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5700
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy To: Jonathan Gordon, Esq. Renee L. Wilm, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4498 (212) 408-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Liberty Broadband Series C common stock, par value $.01 per share	35,568,200	$57.33	$2,039,124,906	$205,339.88

(1)         Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low sale price of our Series C common stock as reported on the Nasdaq Global Select Market on May 17, 2016.  The proposed maximum offering price per Series C common stock share will be determined from time to time by the selling stockholders in connection with, and at the time of, the sale by such selling stockholder of the shares of Series C common stock registered hereunder.

PROSPECTUS

LIBERTY BROADBAND CORPORATION

35,568,200 Shares

of

Liberty Broadband Series C Common Stock Offered by the Selling Stockholders

This prospectus relates to the offer and resale of up to 35,568,200 shares of Liberty Broadband Corporation (“Liberty Broadband”) Series C common stock, par value $.01 per share (“Liberty Broadband Series C common stock” or “Series C common stock”), which may be sold from time to time by the selling stockholders named under the heading “Selling Stockholders” herein (each, a “Selling Stockholder”).

The Selling Stockholders may offer and sell the shares of Liberty Broadband Series C common stock offered hereby at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers or agents or through any of the other means described in this prospectus under the caption “Plan of Distribution.” The Selling Stockholders will bear all discounts, concessions or commissions attributable to the sale or disposition of their shares of Series C common stock offered hereby.

This prospectus describes the general manner in which the Series C common stock may be offered and resold by the Selling Stockholders.  We will provide supplements to this prospectus describing the specific manner in which the Series C common stock may be offered and sold to the extent required by law.

We will not receive any of the proceeds from the sale of shares of Liberty Broadband Series C common stock by the Selling Stockholders. See “Plan of Distribution.”  We are, however, responsible for expenses incident to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of the shares of Liberty Broadband Series C common stock by the Selling Stockholders.

Liberty Broadband Series C common stock is listed on the Nasdaq Global Select Market under the symbol “LBRDK.” On May 19, 2016, the closing sale price of Liberty Broadband Series C common stock on Nasdaq was $57.58 per share.

Investing in our securities involves risks. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 4 of this prospectus.

Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5700, and our company website is located at www.libertybroadband.com. The information contained on our website is not a part of this prospectus.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2016.

You should rely only on the information we have provided or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the Selling Stockholders have authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of this prospectus or such prospectus supplement or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may sell, in one or more offerings from time to time, up to an aggregate of 35,568,200 shares of our Series C common stock as described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

We will not receive any proceeds from the sale of our Series C common stock by the Selling Stockholders. The Selling Stockholders may sell their Series C common stock through any means described below under the heading “Plan of Distribution.”

At the time that any particular offering of Series C common stock is made, to the extent required by the Securities Act, the Selling Stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering.  A prospectus supplement may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any documents we incorporate by reference into this prospectus which are described under the heading “Where to Find More Information” before you make an investment decision.

The shares of Liberty Broadband Series C common stock offered under this prospectus by the Selling Stockholders were issued to the Selling Stockholders by us pursuant to amended and restated investment agreements, between us and the Selling Stockholders, as further described in this prospectus under the heading “Selling Stockholders.”

THE COMPANY

We are a holding company which, through our ownership of interests in subsidiaries and other companies, principally our interests in New Charter (as defined below) and TruePosition, Inc. (“TruePosition”), is primarily engaged in the cable, media, communications and entertainment industries.  Our common stock is comprised of three series, the Series A common stock, par value $.01 per share, the Series B common stock, par value $.01 per share, and the Series C common stock, par value $.01 per share.  Our Series A and Series C common stock trade on the Nasdaq Global Select Market under the symbols “LBRDA” and “LBRDK,” respectively.  Our Series B common stock is eligible for quotation on the OTC Markets under the symbol “LBRDB,” but it is not actively traded.

History and Overview

During May 2014, the board of directors of Liberty Media Corporation (“Liberty”) authorized its management to pursue a plan to spin-off to Liberty’s stockholders common stock of our company, which was then a wholly-owned subsidiary of Liberty, and to distribute subscription rights to Liberty’s stockholders to acquire shares of our common stock (the “Broadband Spin-Off”).  At the completion of the Broadband Spin-Off, we were comprised of, among other things, (i) Liberty’s former interest in Charter Communications, Inc. (“Old Charter”), the predecessor of New Charter, (ii) Liberty’s former wholly-owned subsidiary TruePosition, (iii) Liberty’s former minority equity investment in Time Warner Cable, Inc. (“Time Warner Cable” or “TWC”), (iv) certain deferred tax liabilities, as well as liabilities related to written call options on TWC and (v) initial indebtedness, pursuant to margin loans entered into prior to the completion of the Broadband Spin-Off.  Additionally, in connection with the Broadband Spin-Off, we and Liberty entered into certain agreements in order to govern certain of the ongoing relationships between our two companies after the Broadband Spin-Off. These agreements included a reorganization agreement, a services agreement, a facilities sharing agreement and a tax sharing agreement, copies of which are available as exhibits to our annual report on Form 10-K for the fiscal year ending December 31, 2015.  Since the completion of the Broadband Spin-Off in November 2014, we and Liberty have operated as separate, publicly traded companies, and neither of us has any stock ownership, beneficial or otherwise, in the other.

Recent Developments

Time Warner Cable Merger

On May 23, 2015, Old Charter entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with TWC; CCH I, LLC (“New Charter”), a wholly-owned subsidiary of Old Charter; Nina Corporation I, Inc.; Nina Company II, LLC, a wholly-owned subsidiary of New Charter; and Nina Company III, LLC, a wholly-owned subsidiary of New Charter, pursuant to which the parties agreed to engage in a series of transactions that would result in Old Charter and TWC becoming wholly-owned subsidiaries of New Charter (the “Time Warner Cable Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.  On May 18, 2016, Old Charter and TWC consummated the transactions contemplated under the Merger Agreement, and New Charter became the new public company parent that now holds the operations of the combined companies.  Upon the consummation of the Time Warner Cable Merger, shares of TWC common stock held by us and Liberty Interactive Corporation (“Liberty Interactive”) were converted into shares of New Charter Class A common stock, par value $.001 per share (“New Charter common stock”), while other TWC stockholders received a combination of cash and shares of New Charter common stock.

Bright House Transaction

On March 31, 2015, Old Charter entered into a Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015, in connection with the execution of the Merger Agreement, with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, New Charter and Charter Communications Holdings, LLC (“Charter Holdings”), a wholly-owned subsidiary of New Charter, pursuant to which Old Charter would become the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction”). The Bright House Transaction closed on May 18, 2016, shortly after the consummation of the Time Warner Merger, and at closing, Charter Holdings paid to A/N approximately $2 billion in cash and issued to A/N convertible preferred units of Charter Holdings with a face amount of $2.5 billion which will pay a 6% coupon, and approximately 34.3 million common units of Charter Holdings that are exchangeable into New Charter common stock on a one-for-one basis with a value of approximately $6 billion.

Transactions in Connection with the Time Warner Cable Merger and Bright House Transaction

In anticipation of the Time Warner Cable Merger, we and Old Charter entered into an investment agreement, pursuant to which we invested $4.3 billion in New Charter in exchange for New Charter common stock at the closing of the Time Warner Cable Merger, in order to partially finance New Charter’s payment of the cash portion of the Time Warner Cable Merger consideration to former TWC stockholders other than us and Liberty Interactive. Additionally, in connection with the completion of the Bright House Transaction, we purchased $700 million of New Charter common stock.  These $4.3 billion and $700 million investments are referred to herein as the “Liberty Investments.”  To fund the investment in New Charter common stock, we primarily relied on proceeds from the sale of our Series C common stock to third-party investors, including the Selling Stockholders.

Voting Arrangements

Pursuant to a Proxy and Right of First Refusal Agreement, dated as of May 23, 2015, as amended, between Liberty Interactive and Liberty Broadband, Liberty Interactive has granted to Liberty Broadband a proxy and a right of first refusal with respect to its shares of New Charter Class A Common Stock received pursuant to the Contribution Agreement.  Also, in connection with the closing of the Bright House Transaction on May 18, 2016, as previously announced, A/N and Liberty Broadband entered into the Proxy and Right of First Refusal Agreement pursuant to which A/N granted Liberty Broadband a five year proxy to vote shares of New Charter common stock held by A/N, capped at 7% of New Charter’s outstanding voting power.

As a result of the Liberty Investments and the foregoing proxy and right of first refusal agreements, Liberty Broadband owns 54,072,263 shares of New Charter common stock and is expected to control approximately 25.01% of the aggregate voting power of New Charter immediately following the completion of the Transactions.  Certain provisions relating to the voting of Liberty Broadband’s shares of New Charter common stock and other governance arrangements with respect to Liberty Broadband’s investment in New Charter are set forth in the Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015, as amended, by and among Liberty Broadband, A/N, Old Charter and New Charter.

Corporate Information

Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112.  Our main telephone number is (720) 875-5700.

RISK FACTORS

An investment in the Liberty Broadband Series C common stock involves risk. Before investing in Liberty Broadband Series C common stock, you should carefully consider the risk factors described in Item 2 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) of Part I of our quarterly report on Form 10-Q for the quarter ended March 31, 2016, and Item 1A (“Risk Factors”) of Part I of our annual report on Form 10-K for the fiscal year ending December 31, 2015, which are incorporated by reference into this prospectus, and subsequent periodic filings we may make containing updated disclosures of such factors, together with all the other information included in this prospectus and in the documents we have incorporated by reference. The occurrence of any of the events described as possible risks in the documents incorporated by reference could have a material adverse effect on the value of our common stock, including the Liberty Broadband Series C common stock. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. See “Where to Find More Information.”

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus, any supplements to this prospectus and other documents that are and will be incorporated into this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (such as statements relating to future business, management strategies and the plan of distribution for the securities offered hereby). To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•                  New Charter’s ability to sustain and grow revenue and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in its markets and to maintain and grow its customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•                  the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”)  providers, video provided over the Internet and providers of advertising over the Internet;

•                  general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•                  New Charter’s ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•                  the development and deployment of new products and technologies, including cloud-based user interface, Spectrum Guide®,  and downloadable security for set top boxes;

•                  failure to protect the security of personal information about the customers of our operating subsidiary and equity affiliate, subjecting us to costly government enforcement actions or private litigation and reputational damage;

•                  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

•                  the effects of governmental regulation on our business or potential business combination transactions;

•                  any events that disrupt New Charter’s networks, information systems or properties and impair its operating activities and negatively impact its reputation;

•                  the ability of suppliers and vendors to deliver products, equipment, software and services;

•                  the outcome of any pending or threatened litigation;

•                  availability of qualified personnel;

•                  changes in the nature of key strategic relationships with partners, vendors and joint venturers;

•                  the availability and access, in general, of funds to meet debt obligations prior to or when they become due and to fund operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

•                  the ability of New Charter and our company to comply with all covenants in our respective debt instruments, any violation of which, if not cured in a timely manner, could trigger a default of other obligations under cross-default provisions;

•                  our ability to successfully monetize certain of our assets; and

•                  our ability to successfully deploy the use of proceeds from the rights offering, including the availability of investment opportunities (to the extent such funds are not deployed to acquire shares of New Charter stock).

Risks Related to the Timer Warner Cable Merger and the Bright House Transaction (together, the “Transactions”)

•                  New Charter’s ability to achieve the synergies and value creation contemplated by the Transactions;

•                  New Charter’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations;

•                  managing a significantly larger company than before the completion of the Transactions;

•                  diversion of management time on issues related to the Transactions;

•                  changes in New Charter’s, Old Charter’s, Time Warner Cable’s or Bright House’s businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•                  disruption in the existing business relationships of Old Charter, Time Warner Cable and Bright House as a result of the Transactions;

•                  the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease Old Charter’s operating flexibility;

•                  operating costs and business disruption that may be greater than expected; and

•                  the ability to retain and hire key personnel and maintain relationships with providers or other business partners pending completion of the Transactions.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Series C common stock by the Selling Stockholders.  The Selling Stockholders will receive all of the net proceeds from the sale of their shares of Series C common stock pursuant to this prospectus.  See “Selling Stockholders.”

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the holders of up to 35,568,200 shares of Liberty Broadband Series C common stock, which were issued and sold pursuant to the terms and conditions of certain Amended and Restated Investment Agreements, dated May 28, 2015 and May 29, 2015, among us and certain of the Selling Stockholders or their affiliates (collectively, the “Investment Agreements”), in order to partially fund our purchase of shares of New Charter Series A common stock in connection with the closing of the Time Warner Cable Merger and the Bright House Transaction.  The shares of Liberty Broadband Series C common stock offered pursuant to this prospectus were issued to the Selling Stockholders in transactions that were exempt from the registration requirements of the Securities Act.

Pursuant to the Investment Agreements and Registration Rights Agreement (as defined and discussed below), we agreed to file the registration statement of which this prospectus forms a part covering the resale of the shares of Liberty Broadband Series C common stock offered hereby.

The Selling Stockholders listed in the table below may offer and sell, pursuant to this prospectus, any or all of such shares of Liberty Broadband Series C common stock owned by them and offered hereby in accordance with one or more of the methods of distribution described under the caption “Plan of Distribution.”

The following table sets forth certain information known to us, based on written representations from the Selling Stockholders, with respect to their beneficial ownership of shares of our Series C common stock.  Because each Selling Stockholder may sell all or some of such stockholder’s shares of Liberty Broadband Series C common stock from time to time under this prospectus, no estimate can be given at this time as to the number of shares of Liberty Broadband Series C common stock that will be held by a particular Selling Stockholder following any particular sale of Liberty Broadband Series C common stock by such Selling Stockholder. Changes in the information concerning the Selling Stockholders will be set forth in supplements to this prospectus to the extent required by law. When we refer to the Selling Stockholders in this prospectus, we mean the entities listed in the table below, as well as their permitted transferees under the Investment Agreements. In the table below, the percentage of outstanding shares of Liberty Broadband Series C common stock is based on 152,922,682 shares of Series C common stock outstanding as of May 19, 2016.

Name	Number of shares of Liberty Broadband Series C common stock beneficially owned prior to offering	Number of shares of Liberty Broadband Series C common stock that may be sold	Percentage of outstanding shares of Liberty Broadband Series C common stock
Coatue Long Only Offshore Master Fund Ltd	623,315	623,315	*
Coatue Offshore Master Fund, Ltd.	7,326,642	7,326,642	4.79%
Exuma Offshore Master Fund Ltd	942,093	942,093	*
JANA Master Fund, Ltd.	4,444,266	4,444,266	2.91%
JANA Nirvana Master Fund, L.P.	4,447,784	4,447,784	2.91%
Quantum Partners LP	8,892,050	8,892,050	5.82%
Soroban Master Fund LP	6,875,333	6,875,333	4.50%
Soroban Opportunities Master Fund LP	2,016,717	2,016,717	1.32%

Total	35,568,200	35,568,200	23.26%

*                 Less than 1%.

We prepared the above table based on information supplied to us by the Selling Stockholders named in the table. No Selling Stockholder has indicated that it has had any material relationship with us or our affiliates during the past three years, and no Selling Stockholder has indicated that such selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The Investment Agreements

The Selling Stockholders acquired their Series C common stock shares from us pursuant to the terms and conditions of the Investment Agreements, dated May 28, 2015 and May 29, 2015, among us and certain of the Selling Stockholders or their affiliates.  The “Investment Agreements,” as used herein, refers to (i) that certain Amended and Restated Investment Agreement, dated May 28, 2015, among us, Soroban Master Fund LP (“Soroban Master Fund”), and Soroban Opportunities Master Fund LP (“Soroban Opportunities Master Fund”) (such agreement, the “Soroban Investment Agreement”); (ii) that certain Amended and Restated Investment Agreement, dated May 28, 2015, among us and Liberty Interactive, JANA Nirvana Master Fund, L.P. (“JANA Nirvana”), JANA Master Fund, Ltd. (“JANA Master”), and Coatue Offshore Master Fund (“Coatue”) (such agreement, the “Liberty Interactive Investment Agreement”); and (iii) that certain Amended and Restated Investment Agreement, dated May 29, 2015, between us and Quantum Partners LP (“Quantum”) (such agreement, the “Quantum Investment Agreement”).

Pursuant to the Investment Agreements, the Selling Stockholders received their shares of our Series C common stock at a price of $56.23 per share in cash on May 18, 2016.  The Investment Agreements contain substantially similar terms and conditions, including provisions relating to customary registration rights (or an agreement to enter into a customary registration rights agreement in connection with the Time Warner Cable Merger closing), pursuant to which the Selling Stockholders have requested that we now register the shares of Series C common stock described above for their offer and resale.

The Investment Agreements also included provisions regarding our and the Selling Stockholders’ mutual indemnification rights and obligations relating to the registration of the Selling Stockholders’ Series C common stock.  Under the Investment Agreements, we agreed to indemnify and hold harmless each Selling Stockholder named in this prospectus (and certain of their affiliates, such as directors, officers, stockholders, partners and members) to the fullest extent lawful against damages, directly or indirectly caused by, relating to, arising out of, based upon or in connection with any untrue statement or omission of material fact in this prospectus, or any supplement hereto, required to be stated to make our statements in this prospectus, or any supplement hereto, not misleading.  Our obligations to indemnify the Selling Stockholders are limited to the extent that any damages incurred are directly caused by a statement or omission in this prospectus, or any supplement hereto, due to a statement furnished in writing by a Selling Stockholder that was intended and approved for use herein.  Similarly, under the Investment Agreements, the Selling Stockholders agreed to indemnify us (and our officers, directors, and controlling affiliates) against any and all damages directly caused by any untrue statement or omission of material fact required to be stated in this prospectus, or any supplement hereto, if we included such statement or omission in reliance upon and conformity with information that such Selling Stockholder furnished in writing and approved expressly for our use in this prospectus, or any supplement hereto.

The Assignment and Assumption Agreement

In addition to the Series C common stock shares that Soroban Master Fund and Soroban Opportunities Master Fund (together, the “Soroban Entities”) acquired pursuant to the Soroban Investment Agreement, the Soroban Entities also acquired additional shares of their Series C common stock pursuant to that certain Amended and Restated Assignment and Assumption Agreement, dated May 28, 2015, among us, Liberty Interactive, and the Soroban Entities (the “Assignment”).  Under the Assignment, the Soroban Entities purchased $100 million of Series C common stock shares, at a price of $56.23 per share in cash, previously allocated to Liberty Interactive under the Liberty Interactive Investment Agreement.  This prospectus registers for offer and resale all of the shares of Series C common stock that the Soroban Entities acquired pursuant to the Assignment.

The Registration Rights Agreement

We and Quantum entered into that certain Registration Rights Agreement, dated May 18, 2016, among us and Quantum Partners LP (the “Quantum Registration Rights Agreement”) pursuant to the terms and conditions of the Quantum Investment Agreement.  The terms and conditions of the Quantum Registration Rights Agreement, including provisions relating to our and Quantum’s mutual indemnifications relating to or arising out of our registration of Quantum’s Series C common stock for offer or resale, were substantially similar to the terms and conditions of the other Selling Stockholders under the Soroban Investment Agreement and Liberty Interactive Investment Agreement discussed above.

We had entered into the Investment Agreements, Assignment and Quantum Registration Rights Agreement in connection with funding a portion of our purchase of the New Charter common stock in connection with the Time Warner Cable Merger, and as a condition of the Quantum Investment Agreement agreed to enter into the Quantum Registration Rights Agreement in connection with the closing of the Time Warner Cable Merger.

PLAN OF DISTRIBUTION

The Selling Stockholders may sell the shares of our Series C common stock covered by this prospectus using one or more of the following methods:

•                  underwriters in a public offering;

•                  “at the market offerings” to or through market makers or into an existing market for the securities;

•                  one or more block trades in which a broker-dealer will attempt to sell the Series C common stock as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

•                  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•                  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  broker-dealers, who may agree with the Selling Stockholders to sell a specified number of such Series C common stock at a stipulated price per share;

•                  privately negotiated transactions;

•                  short sales (including short sales “against the box”);

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•                  any combination of the foregoing; or

•                  any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of our common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The Selling Stockholders also may transfer our common shares owned by them in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Series C common stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our Series C common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of our Series C common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Series C common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  Any prospectus supplement relating to a particular offering of Liberty Broadband Series C common stock may include the following information to the extent required by applicable law:

•                  the terms of the offering;

•                  the names of any underwriters or agents;

•                  the purchase price of the shares;

•                  any delayed delivery arrangements;

•                  any underwriting discounts and other items constituting underwriters’ compensation;

•                  any initial public offering price; and

•                  any discounts or concessions allowed or reallowed or paid to dealers.

The Selling Stockholders also may sell all or a portion of our Series C common stock in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that the Selling Stockholders will sell any or all of our Series C common stock offered by this prospectus.

The aggregate proceeds to the Selling Stockholders from the sale of our Series C common stock offered by them will be the purchase price of the Series C common stock less discounts or commissions, if any.  Each Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Series C common stock to be made directly or through agents.  We will not receive any of the proceeds from the sale of our Series C common stock by the Selling Stockholders.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Series C common stock may be deemed by the Commission to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.  Selling Stockholders who are deemed by the Commission to be

“underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our Series C common stock pursuant to this prospectus.

In order to comply with the securities laws of some states, if applicable, our Series C common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our Series C common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our Series C common stock, or sales made to or through a market maker other than on an exchange.

We will bear the costs relating to the registration and sale of the Series C common stock offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any.  We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities of any violation by us of the Securities Act, the Exchange Act and state securities laws applicable to us and relating to the registration of the Series C common stock offered by this prospectus that have not resulted from written information provided by the Selling Stockholders to us expressly for use in connection with such registration.  See “The Selling Stockholders—The Investment Agreements.”

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Liberty Broadband Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the Registration Statement on Form S-3 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein and in the Registration Statement on Form S-3 in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon authority of such firm as experts in accounting and auditing. The audit report of Charter Communications, Inc. and subsidiaries refers to changes in its method of accounting for the presentation of debt issuance costs for the December 31, 2015 and 2014 consolidated financial statements due to the adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and changes to its method of accounting for the presentation of deferred tax liabilities and tax assets for the December 31, 2015 and 2014 consolidated financial statements due to the adoption of ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes.

WHERE TO FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold using this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities that may be sold pursuant to this prospectus.

The Commission allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. We incorporate by reference the following documents, previously filed with the Securities and Exchange Commission by us and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein:

•                  Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 12, 2016;

•                  Quarterly Report on Form 10-Q for the three months ended March 31, 2016, filed on May 9, 2016;

•                  Current Reports on Form 8-K (other than any portion thereof furnished or deemed furnished), filed on January 13, 2016, March 25, 2016 and May 20, 2016; and

•                  The description of our capital stock contained in our Form 8-A filed under the Exchange Act on October 29, 2014, and any amendment or report filed for the purpose of updating such description.

Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2015, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement.

You may request a copy of these filings at no cost, by writing or telephoning the office of:

Investor Relations
Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: 1 (844) 826-8735

Our annual, quarterly and current reports and other information are on file with the Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may be obtained from our website at www.libertybroadband.com, although information contained on any website referenced in this prospectus is not incorporated by reference into and does not constitute a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Registration.

The following table sets forth the costs and expenses payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fee	$205,339.88
Legal fees and expenses	50,000.00
Accounting fees and expenses	40,000.00
Printing expenses	25,000.00
Total	$320,339.88

Item 15. Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation,  provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of our Restated Certificate of Incorporation (the “Charter”) provides as follows:

1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty Broadband will not be liable to Liberty Broadband or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of Liberty Broadband existing at the time of such repeal or modification.

2. Indemnification.

(a) Right to Indemnification. Liberty Broadband will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty Broadband or is or was serving at the request of Liberty Broadband as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Charter. Liberty Broadband will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty Broadband.

(b) Prepayment of Expenses. Liberty Broadband shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty Broadband, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action, Liberty Broadband will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of Liberty Broadband, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e) Other Indemnification. Liberty Broadband’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Charter will not adversely affect any right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 16. Exhibits And Financial Statement Schedules.

(a) Exhibits. The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Document
4.1

Specimen certificate for shares of Liberty Broadband Series C common stock, par value $.01 per share (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 of Liberty Broadband Corporation, File No. 333-199428, as filed on October 16, 2014).

4.2

Amended and Restated Investment Agreement, dated May 28, 2015, by and among Liberty Broadband Corporation, Liberty Interactive Corporation, JANA Nirvana Master Fund, L.P., JANA Master Fund, Ltd., and Coatue Offshore Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Liberty Broadband Corporation, as filed on May 29, 2015).

4.3

Amended and Restated Investment Agreement, dated May 28, 2015, by and among Liberty Broadband Corporation, Soroban Master Fund LP and Soroban Opportunities Master Fund LP (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Liberty Broadband Corporation, as filed on May 29, 2015).

4.4

Registration Rights Agreement, dated May 18, 2016, by and between Liberty Broadband Corporation and Quantum Partners LP (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Liberty Broadband Corporation, as filed on May 20, 2016).

5.1*	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Liberty Broadband Series C common stock being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on page II-6 of this Registration Statement).

*           Filed herewith

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

We hereby undertake:

(a)(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)               to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)  that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue; and

(6) that, for the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the offering, other than registration statements relying on Rule 430B of the Securities Act or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on May 20, 2016.

LIBERTY BROADBAND CORPORATION

By:	/s/ Richard N. Baer
	Name:	Richard N. Baer
	Title:	Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard N. Baer, Esq. and Craig Troyer, Esq. his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign and file (i) any or all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Malone	Chairman of the Board and Director	May 20, 2016
John C. Malone

/s/ Gregory B. Maffei	Director, Chief Executive Officer (Principal Executive	May 20, 2016
Gregory B. Maffei	Officer) and President

/s/ Christopher W. Shean	Chief Financial Officer (Principal Financial Officer and	May 20, 2016
Christopher W. Shean	Principal Accounting Officer)

/s/ J. David Wargo	Director	May 20, 2016
J. David Wargo

/s/ Richard R. Green	Director	May 20, 2016
Richard R. Green

/s/ John E. Welsh III	Director	May 20, 2016
John E. Welsh III

EXHIBIT INDEX

Exhibit No.	Document
4.1

Specimen certificate for shares of Liberty Broadband Series C common stock, par value $.01 per share (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 of Liberty Broadband Corporation, File No. 333-199428, as filed on October 16, 2014).

4.2

Amended and Restated Investment Agreement, dated May 28, 2015, by and among Liberty Broadband Corporation, Liberty Interactive Corporation, JANA Nirvana Master Fund, L.P., JANA Master Fund, Ltd., and Coatue Offshore Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Liberty Broadband Corporation, as filed on May 29, 2015).

4.3

Amended and Restated Investment Agreement, dated May 28, 2015, by and among Liberty Broadband Corporation, Soroban Master Fund LP and Soroban Opportunities Master Fund LP (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Liberty Broadband Corporation, as filed on May 29, 2015).

4.4

Registration Rights Agreement, dated May 18, 2016, by and between Liberty Broadband Corporation and Quantum Partners LP (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Liberty Broadband Corporation, as filed on May 20, 2016).

5.1*	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Liberty Broadband Series C common stock being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on page II-6 of this Registration Statement).

*     Filed herewith